                                  EXHIBIT 11

                           KOPPERS INDUSTRIES, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ---------------------
                                                            1995       1996
                                                         ---------- ----------
                                                              (UNAUDITED)
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding.........................  1,781,529  1,773,180
Non-Voting common stock outstanding.....................         --  1,530,554
Series B Junior Convertible Preferred Stock.............    780,000         --
Common stock equivalents................................    872,075         --
                                                         ---------- ----------
  Common stock outstanding, including convertible
securities..............................................  3,433,604  3,303,734
Net income (loss) to common stockholders (000's)........ $    5,111 $   (7,740)
                                                         ========== ==========
  Primary earnings (loss) per common share.............. $     1.49 $    (2.34)
                                                         ========== ==========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding.........................  1,781,529  1,773,180
Non-Voting common stock outstanding.....................         --  1,530,554
Series B Junior Convertible Preferred Stock.............    780,000         --
Common stock equivalents................................    872,075         --
                                                         ---------- ----------
  Common stock outstanding, including convertible
securities..............................................  3,433,604  3,303,734
Net income (loss) to common stockholders (000's)........ $    5,111 $   (7,740)
                                                         ========== ==========
  Fully diluted earnings (loss) per common share........ $     1.49 $    (2.34)
                                                         ========== ==========

  All shares of Series B Junior Convertible Preferred Stock were converted into non-voting common stock on a one-for-three hundred basis in March 1996. Common stock equivalents include stock options granted to management and stock warrants granted to certain lenders. Each stock option awarded to management gives the holder the right to purchase an equal amount of common stock at the listed exercise price and becomes exercisable one year after the date of grant. All stock warrants were exercised during 1995. For the three months ended March 31, 1996 common stock equivalents are anti-dilutive and are therefore excluded from the calculation of common stock outstanding and earnings per share.